Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter 2008 Earnings;
Updates FY 2008 Earnings Guidance

SAN DIEGO--(BUSINESS WIRE)--Jack in the Box Inc. (NYSE: JBX) today reported net income of $29.9 million, or 51 cents per diluted share, for the quarter ended July 6, 2008. This compared to $34.5 million, or 54 cents per diluted share, for the same quarter in 2007, which included a benefit of approximately 4 cents per diluted share due primarily to an insurance recovery. Diluted per-share earnings for the first three quarters of fiscal 2008 increased to $1.54 versus $1.44 for the same period in fiscal 2007.

Third quarter financial highlights

Same-store sales at Jack in the Box® company restaurants decreased 0.4 percent in the third quarter compared with a year-ago increase of 7.4 percent. Through the first three quarters of fiscal 2008, same-store sales at Jack in the Box company restaurants were up 0.4 percent on top of a prior-year increase of 6.4 percent. The year-to-date increase in fiscal 2008 reflects price increases of approximately 2.5 percent at company restaurants.

“Our Real Fruit Smoothies, which we began rolling out in April, have been very popular with guests and helped Jack in the Box improve upon the 2 percent same-store sales decrease we forecast in mid-May for the quarter,” said Linda A. Lang, chairman and chief executive officer. “Same-store sales on a two-year cumulative basis remained strong and were up 7.0 percent at company Jack in the Box restaurants for the third quarter, which improved upon our 6.3 percent two-year cumulative increase in the second quarter. Although same-store sales in California, Phoenix and Las Vegas remained negative during the quarter, results were better on both a one-year and two-year cumulative basis as compared to the second quarter.”

System same-store sales at Qdoba Mexican Grill® increased 0.5 percent in the third quarter, within the range forecast in mid-May, on top of a year-ago increase of 5.0 percent. Through the first three quarters of fiscal 2008, system same-store sales at Qdoba were up 2.5 percent on top of a prior-year increase of 4.2 percent.

The company’s restaurant operating margin was 16.7 percent of sales in the third quarter of 2008, which was consistent with management's internal expectations and compared with 17.4 percent in last year’s third quarter. The decrease versus the year-ago margin was attributable to higher costs for food and utilities, which were partially offset by lower labor costs. Food and packaging costs were 50 basis points higher than the same quarter last year. Commodity costs continued to run significantly higher than last year for cheese, eggs and shortening. Beef costs were up approximately 1 percent compared with the same quarter a year ago. Utilities were 40 basis points higher as compared to last year. Effective labor management drove a 30 basis point reduction in labor costs.

The company’s SG&A expense rate in the third quarter was 9.2 percent of revenues compared with 9.1 percent last year, with the slight increase due primarily to the previously mentioned insurance recovery recognized in the 2007 quarter. Facility charges were approximately $2.0 million (30 basis points) higher in the third quarter of fiscal 2008 due primarily to the Jack in the Box re-image program and kitchen enhancement project. Year to date, the company’s SG&A expense rate improved to 9.6 percent of revenues from 10.1 percent in fiscal 2007, with the improvement due primarily to lower field and corporate G&A and the impact of the company’s refranchising strategy. Year to date, facility charges were $3.3 million higher than for the same period a year ago.

Gains on sale of 17 company-operated Jack in the Box restaurants to franchisees totaled $15.2 million in the third quarter compared with $12.3 million in the year-ago quarter from the sale of 22 restaurants. The refranchised restaurants were all located in California, which, in general, have higher average unit volumes. Through the first three quarters of the year, the company has sold 68 Jack in the Box restaurants to franchisees, with gains on sale totaling $43.2 million versus $26.2 million in gains on sale of 52 company restaurants in the first three quarters of fiscal 2007.

“Through the first three quarters of fiscal 2008, we’ve sold 30 percent more restaurants than a year ago and are on track with our long-term goal to increase the percentage of franchise ownership in the Jack in the Box system to 70-80 percent, which should create a business model that is less capital intensive and not as susceptible to cost fluctuations,” Lang said.

Third quarter results and historical data in this news release reflect the impact of a recent accounting change in which the company will write off a portion of goodwill as company restaurants are sold to franchisees. The change reduced gains on sale of restaurants by $391,000 for the third quarter, or less than 1 cent per diluted share, and $1.2 million, or approximately 1 cent per diluted share for the first three quarters of fiscal 2008. Gains on sale of restaurants for fiscal 2007 were reduced by $356,000 in the third quarter and $798,000 (or approximately 1 cent per diluted share) for the first three quarters of that year. These adjustments are non-cash and had no impact on total cash flows.

The tax rate for the third quarter was 38.9 percent compared with 35.2 percent in the prior year, which represents an impact of approximately 3 cents per diluted share. The higher tax rate was attributable to market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable.

Capital expenditures through the first three quarters of fiscal 2008 were $113.0 million compared with $107.0 million for the same period last year, with the increase due primarily to investment in kitchen enhancements and the Jack in the Box restaurant re-image program. The kitchen enhancements are expected to increase restaurant capacity for new product introductions while also reducing utility expense through the use of energy-efficient equipment. The re-image program is part of the chain’s brand-reinvention initiative and is intended to create a warm and inviting dining experience for Jack in the Box guests.

In the third quarter, the company repurchased 2.1 million shares of its common stock at an average per-share price of $23.89 for an aggregate cost of approximately $50 million. For the 40-week period ended July 6, the company has repurchased approximately 3.9 million shares of its common stock at an average per-share price of $25.31 for an aggregate cost of approximately $100 million. Approximately $100 million remains available for additional repurchases in a three-year stock-buyback program authorized by the company’s board of directors in November 2007.

Restaurant openings and new market expansion

Seven new company and franchised Jack in the Box restaurants opened in the third quarter compared with 10 last year. Franchisees continued expanding the Jack in the Box brand into new contiguous markets in Texas during the third quarter.

Including the addition of a restaurant in the new market of Eugene, Ore., Qdoba opened 18 company and franchised restaurants in the third quarter, the same as last year.

At July 6, the company’s system total comprised 2,148 Jack in the Box restaurants, including 770 franchised locations, and 438 Qdoba restaurants, including 339 franchised locations.

Third quarter initiatives

Early in the third quarter, Jack in the Box launched a new premium beverage platform – Real Fruit Smoothies. Made with real fruit, Minute Maid® fruit juice and nonfat frozen yogurt, Jack’s Real Fruit Smoothies come in three flavors – Strawberry Banana, Mango and Orange Sunrise. The new beverages are now available systemwide.

In April, Jack in the Box expanded its line of entrée salads by re-introducing the Acapulco Chicken Salad, which features a mix of fresh lettuce topped with shredded pepper jack cheese, grape tomatoes, cucumber slices, red onion and lime wedges served with blue corn tortilla strips and cilantro lime dressing on the side. The salad is served with a choice of chicken – grilled chicken strips, crispy chicken strips or Spicy Chicken Bites.

Iced Coffees debuted in May at most Jack in the Box restaurants, as the chain expanded its coffee beverage platform. Jack’s version of the popular drink offers a choice of original, vanilla or caramel flavors. Also in May, Jack in the Box expanded its line of real ice cream shakes by adding a Kona Coffee flavor.

On June 26, Jack in the Box held a systemwide promotion that addressed the impact of rising fuel prices on consumer spending. For the entire day, guests received two free tacos in exchange for a receipt from a gas station. The event was very popular among guests, increasing traffic at restaurants and prompting trial of other products while generating extensive media coverage for the chain.

Along with the menu enhancements, the company continues to make progress in its strategic initiative to reinvent the Jack in the Box brand through improvements to guest service and restaurant facilities. During the third quarter, the company and franchisees continued re-imaging Jack in the Box restaurants with a comprehensive program that includes a redesign of the dining room and common areas. Finishes include ceramic tile floors, a mix of seating styles ranging from booths and bars to high-top round tables, decorative pendant lighting, graphics and wall collages, music, new paint schemes and landscaping. Through the first three quarters of fiscal 2008, the company and its franchisees re-imaged 250 restaurants, including 120 restaurants in the third quarter. Since the current re-image program was adopted in 2006, more than 620 company and franchised Jack in the Box restaurants, representing approximately 29 percent of the system, have been re-imaged. The entire Jack in the Box system, including franchised locations, is expected to be re-imaged over the next 3-4 years.

Fourth quarter initiatives

In July, Jack in the Box expanded its value menu offerings with a Nacho Cheese Burger and Nacho Cheese Chicken Sandwich, which feature a choice of a beef or chicken patty topped with cheddar cheese sauce and spicy, sliced jalapenos.

“Enhancing our value menu with compelling new products like our Nacho Cheese Burger and Nacho Cheese Chicken Sandwich is especially important these days as economic pressures impact discretionary consumer spending,” Lang said. “All of the products on our value menu, including the new items, are engineered to provide great value to our guests without negatively impacting our restaurant margins.”

Also in July, Jack in the Box added a new side item, Cheesy Macaroni Bites, which feature wedges of macaroni noodles and real Kraft® cheese enveloped in a crunchy tempura-style coating. Available in either three- or six-piece orders, Cheesy Macaroni Bites are easy to eat on the go.

Next week, Jack in the Box will expand its line of breakfast products with a new product platform: Breakfast Bowls. Two versions will initially be offered, both including a blend of hash brown sticks, scrambled eggs, white cheddar cheese sauce, shredded cheddar cheese and seasoning, with the Hearty Breakfast Bowl also including bacon and sausage, and the Denver Breakfast Bowl including sliced ham, and red and green peppers.

Later this month, Jack in the Box will launch another new product platform when it begins rolling out Pita Snacks. Initially, this new product line will feature three varieties, each featuring a whole grain pita stuffed with shredded cheddar cheese, shredded lettuce, a smoky chipotle sauce and choice of grilled or crispy chicken fillet, strips of marinated sirloin steak or a fish fillet.

Fiscal 2008 guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending Sept. 28, 2008, in approximate amounts:

Q4 guidance

  Approximately flat same-store sales at Jack in the Box company restaurants on top of a 5.2 percent increase in the year-ago quarter.
  Flat to 1 percent same-store sales increase at Qdoba system restaurants on top of a 5.8 percent increase in the year-ago quarter.

Fiscal year 2008 guidance

  $2.01-2.05 per diluted share in earnings.
  Flat to 1 percent increase in same-store sales at Jack in the Box company restaurants on top of a 6.1 percent increase in fiscal 2007.
  1 to 2 percent increase in same-store sales at Qdoba system restaurants on top of a 4.6 percent increase in fiscal 2007.
  35-45 new Jack in the Box restaurants, including 13-17 franchised locations.
  75-85 new Qdoba restaurants, including 55-65 franchised locations.
  $55-60 million in gains on the sale of approximately 100 Jack in the Box restaurants to franchisees, with $70-75 million in cash flow resulting from the sales.
  Approximately 350 re-imaged Jack in the Box restaurants, including approximately 100 franchised locations.
  $175-180 million in capital expenditures, including investment costs related to the Jack in the Box restaurant re-image program and kitchen enhancements.
  SG&A expense in the high 9 percent range.
  Tax rate of approximately 37 percent.

Long-term goals (3-5 years)

  Earnings growth of 12-15 percent per year, with continued focus on improving returns on invested capital.
  Same-store sales growth of 2-4 percent annually at Jack in the Box restaurants.
  Same-store sales growth of 3-5 percent annually at Qdoba restaurants.
  Sale of approximately 110-130 Jack in the Box restaurants to franchisees annually, generating gains of $45-60 million per year, with approximately $65-80 million in cash flow resulting from the sales.
  Capital expenditures are estimated to decrease by approximately $10-20 million per year until 2010 or 2011 when the company completes the restaurant re-image program, at which time annual capital expenditures are expected to return to historical levels of approximately $125 million or less. The company’s long-term outlook for capital expenditures could be impacted by an increase in Qdoba’s company-operated new restaurant growth.

Conference Call

The company will host a conference call for financial analysts and investors on Wednesday, Aug. 6, 2008, beginning at 8:30 a.m. PDT (11:30 a.m. EDT). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Jack in the Box Inc. home page at www.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the conference-call link on the Jack in the Box Inc. home page for 21 days, beginning at approximately 11:00 a.m. PDT on Aug. 6.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. The company also operates a proprietary chain of convenience stores called Quick Stuff®, with 61 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. For more information, visit www.jackinthebox.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements. These factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	July 6,	July 8,	July 6,	July 8,
	2008	2007	2008	2007

Revenues:
Restaurant sales	$489,223	$503,080	$1,627,748	$1,654,933
Distribution and other sales	183,020	143,972	558,482	437,529
Franchised restaurant revenues	37,260	33,151	121,729	105,100
	709,503	680,203	2,307,959	2,197,562
Operating costs and expenses:
Restaurant costs of sales	162,658	164,665	537,392	522,731
Restaurant operating costs	245,039	250,705	817,341	833,358
Distribution and other costs of sales	181,470	142,329	555,533	433,483
Franchised restaurant costs	15,310	13,201	49,150	42,544
Selling, general and administrative expenses	65,351	62,170	221,710	221,074
Gains on the sale of company-operated restaurants	(15,247)	(12,282)	(43,225)	(26,241)
	654,581	620,788	2,137,901	2,026,949

Earnings from operations	54,922	59,415	170,058	170,613

Interest expense	6,050	7,129	21,920	25,244
Interest income	(77)	(1,030)	(370)	(8,370)
Interest expense, net	5,973	6,099	21,550	16,874

Earnings before income tax expense	48,949	53,316	148,508	153,739

Income tax expense	19,033	18,792	56,103	54,924

Net earnings	$29,916	$34,524	$92,405	$98,815

Net earnings per share:
Basic	$0.52	$0.55	$1.57	$1.48
Diluted	$0.51	$0.54	$1.54	$1.44

Weighted-average shares outstanding:
Basic	57,746	62,359	58,785	66,656
Diluted	58,767	64,054	59,963	68,534

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	July 6,	September 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$14,470	$15,702
Accounts and other receivables, net	56,036	41,091
Inventories	52,404	46,933
Prepaid expenses	27,393	29,311
Deferred income taxes	47,063	47,063
Assets held for sale and leaseback	52,896	42,583
Other current assets	8,150	5,383
Total current assets	258,412	228,066

Property and equipment, at cost	1,629,871	1,586,577
Less accumulated depreciation and amortization	(669,160)	(634,409)
Property and equipment, net	960,711	952,168

Other assets, net	201,779	194,456
	$1,420,902	$1,374,690

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$2,959	$5,787
Accounts payable	76,263	97,489
Accrued liabilities	219,078	223,540
Total current liabilities	298,300	326,816

Long-term debt, net of current maturities	495,489	427,516

Other long-term liabilities	168,207	168,722

Deferred income taxes	38,989	42,051

Stockholders' equity:
Preferred stock $.01 par value, 15,000,000 authorized, none issued	-	-
Common stock $.01 par value, 175,000,000 authorized, 73,427,093 and 72,515,171 issued, respectively	734	725
Capital in excess of par value	151,576	132,081
Retained earnings	768,783	676,378
Accumulated other comprehensive loss, net	(26,717)	(25,140)
Treasury stock, at cost, 16,726,032 and 12,779,609 shares, respectively	(474,459)	(374,459)
Total stockholders' equity	419,917	409,585
	$1,420,902	$1,374,690

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291